Exhibit 99.1

FOR IMMEDIATE RELEASE: GENCOR RELEASES THIRD QUARTER AND NINE MONTH FISCAL 2003 RESULTS

July 23, 2003- Gencor Industries, Inc., Orlando-based manufacturer of heavy machinery and equipment, announced Net Income for the quarter ended June 30, 2003, of $2,288,000 or $.25 per share on revenues of $14.1 million primarily due to the pre-tax income from investees of $4.8 million. This compares to Net Income of $574,000 or $.06 per diluted share for the quarter ended June 30, 2002, on revenues of $17.9 million. The Company believes that recent actions by the Internal Revenue Service cast significant risk on the continuation of investee income. Operating income was $91,000 in the third quarter of fiscal 2003 compared to $958,000 for the third quarter of fiscal 2002. Operating losses were $1.9 million at a foreign operation for the fiscal 2003 quarter.

On a nine month year-to-date basis, Net Income was $7,535,000 or $.83 per share on revenues of $48.3 million primarily due to the pre-tax income from investees of $13.4 million. The prior year nine months resulted in Net Income of $1,525,000 or $.17 per diluted share on revenues of $51.2 million with pre-tax investee income in of $1.5 million in 2002. The Company believes that recent actions by the Internal Revenue Service cast significant risk on the continuation of investee income. Operating income was $1.1 million in the nine months ended June 30, 2003, and $1.8 million for the nine months ended June 30, 2002. Operating losses at a foreign operation were $3.0 million for the fiscal 2003 nine months.

Mr. E.J. Elliott, Gencor’s Chairman, stated, “For the quarter, our domestic sales increased by $2.5 million from the prior year, however the poor business climate continues. Foreign sales were down $6.2 due to adverse market conditions and the source of investee income has come under intense IRS scrutiny. As a result of the continuing unfavorable market conditions, (especially in the Asian and UK markets), the asphalt plant operations in the UK are currently being consolidated into our domestic operations.

Sales for the nine months ended June 30, 2003, were lower than fiscal 2002, with domestic business increasing $5.9 million partially offsetting the foreign reduction. Net income increased to $7,535,000 in 2003, from $1,525,000 in 2002, as a result of the pre-tax income of investees of $13.4 million for the nine months (versus $1.5 million in 2002). This investee income is from investments dependent upon synthetic fuel tax credits. However, the tax credits for the synthetic fuel industry have come under intense review by the IRS, and the ultimate outcome of such review cannot be predicted. Under these circumstances, the Company is not able to predict if any further income from that source will be forthcoming, when, nor in what amount, if any.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, final cost related to consolidation of a foreign subsidiary, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.